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                                                                      EXHIBIT 10

                          AGREEMENT AND MUTUAL RELEASE


                  THIS AGREEMENT AND MUTUAL RELEASE made this 21 day of July, 2000, by and between SONOCO PRODUCTS COMPANY, a South Carolina Corporation ("Sonoco" or "the Company"), doing business in the State of South Carolina and PETER C. BROWNING ("Executive").

                              W I T N E S S E T H:

         WHEREAS, Executive has elected to take early retirement from Sonoco and resign from the Board of Director's (the "Board") of Sonoco effective at 11:00 a.m. Eastern Daylight Time on July 21, 2000 (the "Effective Date"), and he and Sonoco have agreed to end his employment relationship and service as a member of the Board as of such date.

         NOW, THEREFORE, in consideration of the mutual covenants stated herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. SERP BENEFIT. Executive shall be entitled to begin receiving his retirement benefits from Sonoco's Supplemental Executive Retirement Plan ("SERP"), commencing on August 1, 2002. In addition to the retirement benefits that he is entitled to receive pursuant to such Plan, Sonoco agrees to supplement Executive's SERP by paying him a monthly sum of money to reflect what Sonoco would have paid him in retirement benefits if he had continued to be employed until July 31, 2002, based on final average earnings calculated on his continued employment through July 21, 2000. Starting August 1, 2002, Executive's annual SERP payment, prior to offsets for Primary Social Security and the Sonoco Retirement Plan, will be $536,559.

         2. SALARY CONTINUATION. Executive shall receive as salary continuation the sum of $116,333.00 per month for the 24 months following the Effective Date subject to all applicable withholding and payroll taxes. Notwithstanding the above, all amounts to be paid under this Section 2 shall be reduced and offset by all compensation income received or receivable by the Executive pursuant to full-time or substantially full-time employment ("Qualifying Employment") during the 24-month period following the Effective Date; however, Executive is not required to seek or accept Qualifying Employment. Immediately upon commencing Qualifying Employment, Executive shall notify Sonoco of his Qualifying Employment and his base compensation receivable from such Qualifying Employment. Sonoco shall immediately reduce the monthly payment by such base compensation. At the end of the 24-month period, the Executive shall certify to Sonoco the total compensation that he received during such 24-month period, and pay to Sonoco any amounts due Sonoco to reflect the reduction and offset as provided above.

         3. YEAR 2000 BONUS. In February of 2001, Executive shall be entitled to be paid as a bonus under the Annual Bonus Plan for Executives of Sonoco, a percentage of



THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO SECTION 21


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the salary paid to him during 2000 prior to the Effective Date calculated by using his formula bonus for the corporate EPS component and the percentage of the Company's corporate officer group for the strategic driver component.

         4. EQUITY. At the Effective Date, the Executive shall become 100% vested in the 175,000 currently unvested stock options previously granted to the Executive under Sonoco's 1991 Key Employee Stock Plan. In addition, on the Effective Date, the Executive shall become 100% vested in 11,322 shares of the Restricted Stock granted to him on December 31, 1999. The remaining Restricted Stock granted to Executive on December 31, 1999 shall be cancelled. In January of 2001, the Executive shall receive the Restricted Stock granted to him on October 20, 1994.

         5. VACATION PAY. Pursuant to Sonoco's Vacation Pay Policy, the Executive will receive payment for any unused 2000 vacation. Payment will be made within 30-days of the Effective Date.

         6. MEDICAL AND DENTAL COVERAGE. Pursuant to Sonoco's Benefit Policy, retiree medical and dental coverage for the Executive and his spouse will continue on the same fee-sharing basis as for other retirees. Notwithstanding the above, such coverage shall cease when the Executive is eligible for medical coverage from another employer. When the Executive subsequently retires from other employment, the Executive may elect to resume participation in Sonoco's medical and dental plans (subject to the same provisions on the cessation of coverage in the event coverage is offered by another employer). Sonoco reserves the right to change these medical and dental plans or increase the Executive's contribution to such plans for coverage in the future, as long as Executive's contribution is consistent with other retirees.

         7. SPLIT DOLLAR LIFE INSURANCE. Sonoco will continue the Officer Split Dollar Life Insurance Policies for the Executive under the current terms, conditions and agreements.

         8. OTHER BENEFITS.

                  (a) HOME SALE PROTECTION. Sonoco shall pay to the Executive an amount equal to the net loss after deducting real estate expenses the Executive may incur on the sale of his home in Hartsville, South Carolina up to a maximum of 10% of the Executive's investment, not to exceed $100,000, plus one-time reasonable moving expenses.

                  (b) SECRETARIAL ASSISTANCE. Sonoco shall provide the Executive with needed secretarial assistance at its corporate headquarters in Hartsville, South Carolina for up to 12 months after the Effective Date.

                  (c) FINANCIAL CONSULTING. Sonoco shall reimburse the Executive for financial and tax planning fees incurred by the Executive through July 31, 2002 up to a total maximum of $30,000.

                  (d) LEGAL FEES. Sonoco shall reimburse the Executive for its reasonable

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fees in negotiating this Agreement.

         9. NON-DISCLOSURE OF INFORMATION. Executive hereby acknowledges that the Company maintains secret and confidential information, including, but not limited to long-range business plans, executive personnel and staff reviews and plans, marketing plans, sales data, product technology, customer lists, pricing data, and cost information. During the course of Executive's past employment with the Company such secret and confidential information has or may have become known to him. Full protection of the Company business makes it essential that the Executive not appropriate such secret or confidential information for his own use, or disclosure. Executive agrees that Executive will not disclose to anyone or use for his own benefit, any Company secret or confidential information obtained by Executive during the term of his employment. Provided, however, the foregoing obligations shall not apply with respect to any information which (i) at the time of disclosure or thereafter is generally available to and known by persons generally in the packaging industry or the public (other than as a result of a disclosure directly or indirectly by Executive or his advisors), (ii) becomes available to Executive on a nonconfidential basis from a source other than the Company or its advisors, provided that such source is not and was not bound by a confidentiality agreement with the Company which was known to Executive, (iii) has been independently acquired or developed by Executive after the Effective Date without violating any of Executive's obligations under this Agreement; or (iv) lost its confidential nature due to the passage of time. Executive further covenants and agrees not to disclose the terms and conditions of this Agreement, other than to his immediate family and his legal and financial advisors.

         Executive agrees to promptly deliver to Company all letters, notes, notebooks, reports, customer lists, sales data, technology data, price data, costing information and other materials of a secret or confidential nature relating to the business of the Company and which may be in Executive's possession or under his control.

         10. COVENANT NOT TO COMPETE OR SOLICIT.

                  (a) The Executive agrees that he will not, without the prior written consent of the Company, for a period of two (2) years after the Effective Date (the "Noncompetition Period"), participate directly or indirectly in any Competing Business (hereinafter defined) as an owner, partner, investor, agent, director, officer, employee, financier, guarantor or otherwise provide material assistance to any Competing Business anywhere in the world. For purposes of this Section 10, a "Competing Business" shall be the manufacture, distribution or sale of industrial and consumer packaging products the same as or competitive with those manufactured or distributed by the Company Notwithstanding the foregoing, the Employee's direct or indirect ownership of debt or equity securities of a publicly held business entity shall not be, for purposes of this section, participation in a Competing Business if such securities do not have the right to cast more than 5% of the votes entitled to be cast in the election of the board of directors or other managing body of such entity.


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                  (b) The Executive further agrees that he will not during the
Noncompetition Period directly or indirectly solicit, influence or attempt to influence, any person or entity who is a customer, supplier or contracting party with or utilizes the services of the Company to discontinue or alter its relationship with the Company. Further, the Executive will not during the Noncompetition Period directly or indirectly disturb, entice or hire away or in any other manner persuade any present or future employee, service provider, agent, director, officer or employee of the Company to terminate, discontinue, withdraw, curtail or cancel its relationship with the Company.

                  (c) Executive agrees that, based upon his present knowledge of the Company and its business operations around the world, the foregoing restrictions and the worldwide applicability and duration thereof are, under all of the circumstances, reasonable and necessary to safeguard the interests of the Company.

                  (d) The Executive agrees that remedies at law for any breach by him of the provisions in this Section 10 will be inadequate in that any breach will result in immediate and irreparable injury to the Company. Therefore, in the event of a breach of this Section 10 by the Executive, in addition to any and all legal and equitable remedies which may be available, the Company may enforce this Section 10 by an injunction in a suit in equity, without the necessity of proving actual damage, and that a temporary restraining order may be granted immediately upon the commencement of any such suit, without notice, and further that a preliminary injunction may be granted during the pendency of any such suit. In the event that any of the agreements above stated are found by a court to be too broad in scope or time to be enforceable, the parties request and agree that they may be reduced by a court of competent jurisdiction to such lesser breadth as may be necessary to make them enforceable.

                  (e) The covenants set forth in this Section 10 shall operate independently of any other provisions in this Contract, and shall be independent of, in addition to and not in lieu of, any non-compete agreements or forfeiture provisions contained in other agreements, and shall operate regardless of any breach or alleged breach of this Agreement by either party, and shall survive the expiration or other termination, amendment or extension of this Agreement.

         11. MUTUAL NONDISPARAGEMENT. Executive shall not make any public statements, encourage others to make statements or release information intended to disparage or defame any of the Sonoco Parties (as defined in Section 13). The Company shall not make public statements, encourage others to make statements or release information intended to disparage or defame Executive's reputation. Notwithstanding the foregoing, nothing in this Section 11 shall prohibit any person from making such statements when required by order of a court or other body having jurisdiction. Except to the extent consistent with the press release to be issued by the Company in connection with the Executive's termination of employment or with the prior written consent of the Company, the Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media concerning any matters pertaining to the business and affairs of the Company or any Sonoco Party or pertaining to any matters

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related to Executive's employment or separation from employment with the Company

         12. LEGAL OBLIGATION OF SONOCO. The parties agree that Sonoco has no prior legal obligation to make the additional payments or provisions that are exchanged for the promises contained herein, except for the payments (i) under
Section 5, (ii) a portion of the SERP payments under Section 1 attributable to service through the Effective Date, and (iii) the Restricted Stock granted to Executive on October 20, 1994 referenced in Section 4 ("Required Payments").

         13. MUTUAL RELEASE. In consideration of Sonoco's agreement to provide Executive with the payments and benefits listed in this Agreement, Executive, on behalf of himself, his spouse, his heirs, and assigns, and Sonoco, on behalf of its successors and assigns, agree not to bring suit or otherwise assert any claim against each other and in the case of Sonoco, its affiliates, shareholders, successors, assigns, officers, directors, agents, attorneys and employees (a "Sonoco Party"), on matters arising from Executive's employment with or separation from Sonoco. Sonoco and Executive mutually release each other, and in the case of the release of Sonoco by Executive, any Sonoco Party, from any and all claims, demands, suits, actions, and causes of action of any nature whatsoever that they have or may have against each other at any time prior to the signing of this Agreement, as well as all claims resulting from Executive's employment with and separation from Sonoco including but not limited to The Age Discrimination in Employment Act, 29 U.S.C. ss. 621-634; the Older Worker Benefit Protection Act, 29 U.S.C. ss.623, 626 and 631; Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.ss. 2000e, et seq.; Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. ss. 1981; the Equal Pay Act of 1963, 29 U.S.C. ss. 206; the Fair Labor Standards Act, 29 U.S.C. ss.ss. 201, et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C ss. 13995(9(c); Executive Order 11246; Executive Order ss. 11141; section 503 of the Rehabilitation Act of 1973, 29 U.S.C. ss.ss. 701 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss.ss. 1001, et seq.; the South Carolina Human Affairs Law, S. C. Code (1976), as amended Section 1-13-80, et seq.; the Americans with Disabilities Act, 42 U.S.C. ss.ss. 12101, et seq.; the Family and Medical Leave Act, 29 U.S.C. ss.2601 et seq.; The Civil Rights Act of 1991, 42 U.S.C. ss.1981 et seq.; any and all claims which could arise from or relate to common law, local law, or a State of South Carolina ruling, law, court decision, constitutional provision, code section or regulation, including, without limitation, those relating to discrimination, worker's compensation, benefits, unemployment insurance compensation and industrial welfare.

         This release covers both claims that the parties know about and they may not know about. This release covers Claims made before courts, agencies and any other forum. It covers claims for any damages, costs, experts' fees, attorneys' fees and other relief.

         However, this release does not apply to claims that the Executive may have to benefits under the Company's retirement or welfare plans, including arrangements pursuant to which amounts are payable to Executive with respect to deferred compensation.

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         14. INDEMNIFICATION: D&O INSURANCE COVERAGE. To the fullest extent permitted by law, the Company will indemnify the Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being or having been an officer, director or employee of the Company or any Sonoco Party. In addition, the Company shall cause Executive to be covered (with respect to acts, errors or omissions which shall have occurred on or before the Effective Date) under such director and officer liability insurance policies as the Company shall from time to time have in effect for its then-active officers and directors to the same extent as coverage is available thereunder to the then-active officers and directors for acts, errors or omissions during their periods of service to the Company.

         15. BREACH BY EITHER PARTY. Executive agrees that if he breaches
Section 13 of this Agreement, he will pay all costs and expenses incurred by any Sonoco Party in its defense of such a suit, including reasonable attorney's fees, and shall entitle the Company to suspend any payments provided herein except for Required Payments. If it is ultimately determined that the Executive breached Section 13, the Company shall recover all amounts previously paid under this Agreement except for Required Payments and shall be relieved of any obligation to make further payments under this Agreement except for Required Payments. If it is ultimately determined that the Executive did not breach
Section 13, Sonoco will pay Executive all payments which were suspended plus interest at the prime rate as quoted in the Wall Street Journal and shall begin to make all future payments required under the Agreement. A suit or counterclaim by a Sonoco Party to recover the sums paid hereunder shall be permitted to protect the consideration paid and will not be considered by Executive to be retaliatory. If Sonoco breaches Section 13 of this Agreement, or if Executive breaches Section 9 or Executive or the Company breaches Section 11 of this Agreement, the breaching party shall be required to pay to the other party the legal fees and expenses incurred to enforce the terms of Sections 9, 11 or 13, and pay such actual damages as may be proven as a result of any breach. The parties further agree that in the event the Company believes that Executive is in violation of Section 10 of this Agreement, the Company shall give written notice to Executive of its belief that Executive is in violation of Section 10 and Executive shall have thirty (30) days after receipt of such notice to cure any alleged breach. If Executive does not cure an alleged breach of Section 10 after written notice from the Company, the Company may exercise its rights under
Section 10(d) to seek injunctive relief and, in the event the Company obtains a preliminary injunction after notice and an opportunity to be heard, it may suspend any remaining payments to Executive under this Agreement except for Required Payments, pending a final determination as to whether Executive breached Section 10. If it is finally determined that Executive breached Section 10 of this Agreement, the Company will not be required to pay to Executive the suspended payments and Executive will be required to reimburse the Company for its legal fees and expenses. If it is finally determined that Executive did not breach Section 10 of this Agreement, the Company will pay Executive the suspended payments, with interest from the date suspended at the prime rate as quoted in the Wall Street Journal, plus the legal fees and expenses incurred by Executive. If the Company fails at any time to make the payments or

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provide the benefits set forth in Sections 1 through 8 of this Agreement (except where suspension and non-payment is permitted by this paragraph of the Agreement), and the Company fails to cure any breach after thirty (30) days written notice from Executive, the Executive will be released from the obligations of Section 10 and the Company will be required to pay Executive the amounts due, plus legal fees and expenses incurred in enforcing those sections of this Agreement.

         16. ATTORNEY FOR EXECUTIVE. Executive certifies that he has been informed by Sonoco, through the terms of this Agreement, that he was advised to review and discuss the terms of this Agreement with an attorney of his choice prior to signing this Agreement and an attorney of his choice has reviewed and discussed the terms of this Agreement with the Executive.

         17. RIGHT TO REVOKE. Executive certifies that Sonoco has notified him he has twenty-one (21) days from his receipt of this Agreement in which to execute said Agreement. In addition, Executive has been informed that the Agreement may be revoked by the Executive for a period of seven (7) days after its execution. No payment shall be due hereunder until after the passage of seven (7) days from its execution, as indicated in the first Section hereof. After that time, this Agreement becomes irrevocable.

         18. COOPERATION. Executive agrees that he will assist any Sonoco Party in the defense of any claims or potential claims that may be made or threatened to be made against any Sonoco Party in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), and will assist the Sonoco Parties in the prosecution of any claims that may be made by any Sonoco Party in any Proceeding, to the extent that such claims may relate to the period of Executive's employment by the Company. The Company will consult with Executive, and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive's business and personal affairs. Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims that may be filed against any Sonoco Party. Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or private) of any Sonoco Party (or their actions), regardless of whether a lawsuit has then been filed against any Sonoco Party with respect to such investigation. The Company agrees to reimburse Executive for all of Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses.

         19. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties and supersedes any prior agreement (except for the Executives obligations under the agreements incident to the Officer Split Dollar Life Insurance Policies) between the parties with respect to the subject matter and no amendment or other modification of this Agreement shall be valid or binding on any party unless in writing and signed by the party against whom enforcement is sought.

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         20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina and rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective heirs, successors, assigns and legal representatives.

         21. ARBITRATION. Any controversy or claim relating to this Agreement, except for Court action initiated by the Company, at its sole discretion, to enforce the Executive's covenants in Sections 9, 10 and 11 shall be settled exclusively by arbitration in Columbia, South Carolina in accordance with the rules of the American Arbitration Association then in effect. Any arbitration award will be binding on the parties and may be enforced in any court having jurisdiction.



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         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and the year first written above.



                                               /s/Peter C. Browning
                                               --------------------
                                               Peter C. Browning



                                               SONOCO PRODUCTS COMPANY


                                               By:  /s/Charles W. Coker
                                                  ---------------------
                                                    Its:  Chairman of the Board